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                                                                    EXHIBIT 21.1

                      LIST OF SUBSIDIARIES OF THE COMPANY

Big Tyme Food Marts, Inc.

Country Day School - Peccole, LLC

Georgetown Construction, Inc

Lake Tonopah, LLC

Levitz Plaza, LLC

Nevada Housing Opportunities, LLC

Nevada Housing Opportunities Manager, LLC

RealNet Commercial Brokerage, Inc.

Saratoga Land and Development, Inc.

Saxton Inc.

Summit Hills, Inc.

Tonopah Manager, Inc.

Hillcrest, Inc.


Note: This list includes entities that are corporations (ie: LLC's) that are taxed as partnerships.